Exhibit 10.21

Project Agreement Number: 1 Aptiv Project Number: ACTI-1903

This Project Agreement is made and entered into on September 30, 2011, the Effective Date, by and between Actinium Pharmaceuticals, Inc., with offices at 391 Lafayette Street, Newark, NJ 07105 (hereinafter referred to as "Client") and Aptiv Solutions, Inc., together with its Affiliates, with offices at 1925 Isaac Newton Square, Suite 100, Reston, Virginia 20190 (hereinafter referred to as "Aptiv").

WHEREAS, Client and Aptiv have entered into that certain Master Services Agreement for dated September 30, 2011(hereinafter referred to as the "Agreement"); and

WHEREAS, pursuant to the Agreement, Aptiv has agreed to perform certain Services in accordance with Project Agreements from time to time entered into by the Parties, as more fully provided in Section 2 of the Agreement, and Client and Aptiv now desire to enter into such a Project Agreement.

WHEREAS, Aptiv and Client desire that Aptiv provide certain Services with respect to a Phase I/II Advanced Myeloid Malignancy study, (the "Study") for the study of the drug 225AC-HuM195 ("Study Drug") as set out in the Protocol titled: A Phase I/II Study on the Safety and Efficacy of 25AC-HuM195 in Patients with Advanced Myeloid Malignancies, which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.      Project Specifications. Aptiv will perform the services described in the Project Specifications, attached hereto as Appendix A, in accordance with the Project Schedule, attached hereto as Appendix B and any other documents attached to this Project Agreement ("Services").

2.      Compensation. For performance of these Services, Client will pay to Aptiv the amounts described in the Budget for Services and Pass-Through Budget set forth in Appendix C, which amounts will be payable pursuant to the Payment Schedule set forth in Appendix D.

2.1.
A payment plan inclusive of a down payment element of twelve and a half percent (12.5%) of the total budget estimate, inclusive of Pass Through Expenses will be included in the Payment Schedule. The down payment is considered as an advance payment and shall be taken into account with the final payment(s) upon completion of the Services.

2.2.	Down payment invoices are due immediately upon signature of this Project Agreement. All payments are to be made in accordance with the Agreement and due within thirty (30) days of invoice date.

3.       Designated Contact Person (pending assignment of project team) For Aptiv Solutions:

Philip Dehazya, PhD
Program Director, Oncology Business Unit
Aptiv Solutions
800 Westchester Avenue
Rye Brook, New York 10573
Direct: +1 914.733.3445
Cell: +1 516.851.2329

For Client:

Dragan Cicic, MD
CEO
Actinium Pharmaceuticals, Inc.
Tel: 718 369 7089
Cell: 917 575 2057
E-mail: dcicic@actiniumpharmaceuticals.com

4.       Term and Termination. The term of this Project Agreement will commence upon its execution by Aptiv and Client and will continue until completion of the Services Aptiv Solutions involvement with this project. Aptiv anticipates starting work in May, 2011 and expects to end in December 2014, as more fully described in Appendix B, provided, however, that either Party may terminate this Project Agreement in accordance with Section 4, Term and Termination, of the Agreement.

5.       Incorporation by Reference; Conflict. The provisions of the Agreement are hereby expressly incorporated by reference into and made a part of this Project Agreement. In the event of a conflict between the terms and conditions of this Project Agreement and those of the Agreement, the terms of the Agreement will take precedence and control; provided however, in event of conflicts between the Project Agreement and the Agreement, Sections 3.0 Payment, 4.0 Term and Termination, the Project Agreement shall control.

IN WITNESS WHEREOF, the parties have hereunto signed this Project Agreement effective as of the day and year first written above.

APTIV SOLUTIONS, INC.	ACTINIUM PHARMACEUTICALS, INC.

Authorized Signature	Authorized Signature

Evp Business Developement	CEO
Title	Title

Nov 14, 2011	October 26, 2011
Date	Date

List of Appendices

Appendix A:       Project Specifications
Appendix B:        Project Schedule
Appendix C:        Budget for Services and Pass-Through Budget
Appendix D:        Payment Schedule

Appendix A: Project Specifications
The Project Manager will:

1.	Create a Project Management Plan (PMP) based on the study deliverables and timelines, implements an action plan.

The PMP will Include:
		●	Detailed individual roles and responsibilities
		●	Communication plan
		●	Agreed timelines and milestones
		●	Process and handling of investigator agreements and payments
		●	Project Reports including patient-specific tracking
		●	Contingency Plan for the study to include: enrollment, safety, etc.
		●	SOPs to be followed

2.	Periodically review actual progress of the study against the agreed standards and update the PMP as needed

3.	Oversee site start-up activities

	a.	Site activation process
	b.	Develop study documents:
			1.	Operations Manual
			2.	Site Initiation Visit ("SIV") Presentation
			3.	Monitoring Plan
				i.	specify the monitoring frequency and objectives of each visit,
				ii.	provide templates for study required documentation, including monitoring visits reports and expectation for submission of monitoring reports.
				iii.	identify standards, for example average number of Case Report Form ("CRF") modules monitored per monitoring visit day, maximum number of un-monitored modules at site at any one time.

	c.	Regulatory Binder oversight and set up of each site with Clinical Research Associate ("CRA") and Clinical Project Coordinator ("CPC")
			1.	Ensure CRA awareness of study specific information with education and training of the assigned CRAs for study
2.
Regulatory/IRB/IEC: Collaborate with the regulatory department in the completion of site specific documents required for Ministry of Health ("MOH") submissions and prepare site specific regulatory documents with study information: IEC, MOH, Financial Disclosures for PI and all subs; 1572

			3.	Regulatory document collection
			4.	Insurance Certificates for country submissions
			5.	Investigational Medicinal Product Dossier ("IMPD")

	d.	Work with site at all stages of regulatory document preparation and submission.
	e.	Collect and review all regulatory of documents submitted to IRB/EC
	f.	Complete site specific Critical Documents Checklist for sponsor (IP release)

4.	Recruitment /Maintenance Phase

	a.	Oversight of CRAs
	b.	Ensure consistency across sites
	c.	CRA teleconferences for study updates
	d.	Ensure Protocol compliance
	e.	Track enrollment and site performance
	f.	Work with sites on enrollment/retention of subjects in collaboration with the CRA
	g.	Project Patient Visits per study schedule
	h.	Communicate between the Site and assigned CRA on patient status and tolerance of Investigational Product after treatment
i.
Manage CRAs, in collaboration with the sites, to ensure Protocol compliance and Inclusion/Exclusion criteria adhered to, CRFs complete and up to date in order to meet study deliverables and monitoring visit schedule.

5.	Monitoring

	a.	Review Monitoring Schedule for compliance to monitoring plan
	b.	Review trip reports for consistency and quality and provide feedback
	c.	Approve final trip report
	d.	Ongoing training for study team and sites, as evidenced by report details and data management
	e.	Assure Adverse Event reporting per regulations to IRB/EC
	f.	Risk Management reporting, as applicable
	g.	Communicate status of study monitoring and site management updates or issues to Actinium

The Project Manager and Lead CRA constitute the Project Management Team.
The overall Project Management Team will be responsible for the following tasks:

1.	Implementation and ongoing maintenance of the PMP
2.	Preparation and tracking of detailed timelines and deliverables
3.	Assurance that milestones are fully understood and met by the team
4.	Management of financial issues for assigned clinical study
5.	Capacity planning and review of resource allocation
6.	Coordination of team training
7.	Oversight of internal project team meetings
8.	Maintenance of project working files

	9.	Assurance that effective communication between departments and project team members occurs with identification and resolution of critical issues (communication plan as outlined in the PMP)
	10.	Recommendation of alternative approaches as necessary to ensure delivery of a timely and high quality project within budget (contingency planning)
	11.	Reviewing monitoring reports
12.
Coordination and oversight of site monitoring activities, administrative interactions between investigators and Aptiv Solutions, and reporting to Actinium the sites' progress (monthly project progress reports)

	13.	Enrollment tracking
	14.	Implementation of all procedures and conducting the clinical program according to the agreed timelines, budget and in accordance with Good Clinical Practice and any applicable law.

Clinical Research Associates (CRAs)

The responsibilities of the CRAs include:
1.	collaboration for regulatory submissions for MOH and EC, site monitoring, site support and management, data tracking, data review,
2.	collaboration with the site for query resolution and assistance to the PM/Lead CRA in all study management related site issues, including but not limited to,
		a.	informed consent design and IRB/IEC submissions.

3.	Aptiv Solutions currently assumes up to 3 CRAs to be assigned to the study. Every effort will be made to resource with as few staff as possible, allowing for language skills, travel, etc.
a.
Aptiv Solutions Full-time employees (FTEs) CRAs will be assigned preferentially. Aptiv Solutions may occasionally assign contracted CRAs who are extensions of the Aptiv Solutions team, held to the same standards as Aptiv Solutions employees and perform according to Aptiv Solutions SOPs.

4.	Study Initiation Visits (Sly)

The SIV will be conducted once all pre-study documents have been collected unless other arrangements are agreed with Actinium. It is estimated that site initiation visits will require one day of on-site time. The investigators and study personnel will be trained on all aspects of study procedures relating to patient screening, scheduling, evaluation, follow up, CRF completion, and drug use and accountability. The study regulatory binder (investigator site file) will be reviewed with the investigator. ICH/GCP requirements, including investigator responsibilities, will be reviewed.

5.	Interim Monitoring Visits

Aptiv Solutions will conduct initial interim site visit within two weeks after the first patient is enrolled at each site unless otherwise directed by Actinium; subsequent monitoring visits will be scheduled depending on enrollment rate and data quality. The frequency and length of visits will be adjusted as agreed upon by Actinium and Aptiv Solutions.

Aptiv Solutions has assumed 12 one day (8 hours on-site) Interim Monitoring Visits per site. The monitoring plan can be written to allow the flexibility of more or fewer visits per site, as agreed upon with Actinium, as site-level enrollment warrants. The data quality will be reviewed after the first subject to identify any issues related to the protocol and retraining will occur, as applicable.

6.	During site visits, Aptiv Solutions CRAs will
	a.	Assess investigator adherence to FDA regulations, GCP/ICH Practices, and local regulatory guidelines
	b.	Verify informed consent and HIPAA authorization
	c.	Review all source documentation in comparison to the CRFs
	d.	Check for missing or incomplete data and inconsistencies
	e.	Ensure resolution of all queries for data clarification
	f.	Obtain documentation updates for pertinent documents
	g.	Verify that the protocol is being followed with respect to eligibility, study-mandated procedures, and timetable.

Aptiv Solutions will inventory investigational materials and review accountability records. Problems with accrual, protocol compliance, any adverse event reporting and follow-up, as well as CRF accuracy, completeness, and timeliness will be documented and discussed. Should any problems require it, Aptiv Solutions, Actinium, and the site will jointly develop an action plan with timelines for resolution.

7.	Site Closeout Visits

Aptiv Solutions will perform the Site Closeout Visit once all Data Clarification queries have been resolved by the DM team and the Database Lock has occurred. Aptiv Solutions will review all patient files for completeness, review the study binder to assure all documentation is in place for FDA or other governing agency audit, perform final Investigational Product accountability, and authorize return or disposal of all unused study supplies.

8.	Site Communication

The Aptiv Solutions Lead CRA will be the primary contact for the study sites and the CRAs related to monitoring matters. The Lead CRA may designate a CRA to be the site's primary contact in an effort to establish continuity between the site and CRA. The Lead CRA will consult with the Project Manager and Project Team, Aptiv Solutions Management and Actinium as needed. Aptiv Solutions will document pertinent telephone contacts with the sites and will file documentation as appropriate in the Trial Master File.

Interim site communication will consist of routine contact and follow-up with the study sites by the Lead CRA and/or the assigned CRA to address any questions or issues raised at or between monitoring visits. Examples include pending site-specific MOH/IRB/IEC questions or Investigational Product supply and distribution issues, resolution of queries, etc.

The Lead CRA or CRAs may also direct the Clinical Project Coordinator to contact the sites for missing Enrollment Logs and outstanding or deficient Regulatory Documents.

Clinical Project Coordinator (CPC)

1.	The CPC will be responsible for all administrative support to the study team throughout the duration of the study.

2.	The CPC is also responsible for all document management during the course of the study.

3.	A Trial Master File or Study File/Country File will be established for the study which will be maintained in the United States.
	a.	All project documents and materials, excluding budgetary information, will be stored in the file.
	b.	The CPC is responsible for the set up and the maintenance of the Study File (SF).

4.	In addition to the Study File, the CPC will set up and maintain the In-house Investigator Site Files (IHSF) for each individual site and respective country.
	a.	The set up includes the initiation of the respective checklists for the country and each specific site
	b.	ongoing maintenance and filing of all study documents to each respective section of the file.
c.
utilize the site checklists to reconcile the IHSF against the Investigator Site File throughout the course of the study and maintain a comprehensive list of all study documents filed at the site and Aptiv Solutions.

5.	At the end of the study, electronic correspondence with Actinium will be saved to disc, archived with the SF, and returned to Actinium.
	a.	The active SF will be stored in locking file cabinets on Aptiv Solutions premises and the cabinets will be locked during non-business hours.
	b.	Upon completion of the project, the Aptiv Solutions Trial Master File will undergo a final reconciliation, be archived and transferred to Actinium per Aptiv Solutions SOPs.
	c.	If requested, files can be archived to an off-site storage facility at an additional cost.

6.	The CPC will support the entire study team including the PM, Lead CRAs, CRAs and other team members in the following tasks, including:
	a.	Attending study TCs, taking notes, writing minutes, distributing minutes for internal review and feedback and then distributing final minutes.
	b.	Set-up of the Trial Master File to include both the Study File (SF), the Country File (CF) and the Investigator Site Files(ISF)
	c.	Creating a regulatory binder/Operations Binder for each site including printing the tabs, insertion of dividers and site documents.
	d.	Creating the SF, CF and each ISF Checklist record that is maintained for all study documents as required per GCP, section 8.1

e.
Maintenance of the SF, CF and each ISF throughout the course of the study to include review of study documents for completeness and accuracy when submitted, and then updating the checklist and scanning and filing the document. If errors/omissions noted, works with the site and CRA to resolve the issue. Obtain ongoing updates, as applicable

		f.	Schedule any Project Team meetings in collaboration with the PM/Actinium.
		g.	Contact sites and F/U as required for missing documents, follow up on questions, etc.
		h.	Creating all the shipping transmittals, per site, including the courier label for shipment.
		i.	Assembling mailing with study documents, transmittals and notifying the courier. This would include the Regulatory Binder and Operations Manual
		j.	Tracking receipt of mailing sent to the site through the return of the transmittal form
		k.	Printing documents for CRAs for SIV/IMV, as requested
		l.	Preparing required documents and checklists for the CRAs for monitoring visits
		m.	Processing all monitoring trip reports into Study Management System by scanning, entering data and filing hard copy, once approved by Lead CRA.
		n.	Running study reports as requested by PM. This would include the monitoring report and study progress report, and others, as requested
		o.	Miscellaneous assigned tasks as requested by team members

7.
The CPC, in collaboration with the Lead CRA, will track monitoring visit reports and other visit related documents (e.g. confirmation, follow-up letters, and expense reports, regulatory documents, etc.) and enter these into the Study Management System (SMS) and Investigator Site File Checklist. The monitoring plan will be used as the quality check against the monitoring report to verify compliance with the study conventions. The CPC will maintain the SMS database, including entry and updating the system with site contact information and regulatory document information, etc throughout the course of the study. Study reports will be generated based on the data in the SMS.

Safety Management

Case managers are designated Clinical Safety Specialists (CSS) from our US office and Pharmacovigilence Scientists (PVS) from our EU office. In addition, the designated CSS or PVS will act as the safety project manager and will be the key contact for the Actinium on safety issues. They will also be responsible for the production of any contracted safety documents.

Case managers will:

	1.	Receive SAE reports, process in EmpiricaTrace, assure completeness with sites

	2.	Development of narrative
	3.	Distribute narratives to MM for review; incorporate in EmpiricaTrace
	4.	Manage, maintain, and generate required reports from EmpiricaTrace
	5.	Receive and process for completeness waiver requests; forward requests to MM; forward requests to Actinium
	6.	Document significant interactions in e-log, if not otherwise documented in safety process
	7.	Maintain shared FAQ log for medical issues, waivers granted, etc. for consistency and uniformity of response

Head of US / EU, Clinical Safety will:
	1.	Maintain supervisory responsibility for safety specialist performance
	2.	Respond to CSS issues, concerns, questions; document in e-log

The Clinical Safety Group at Aptiv Solutions will be responsible for receiving, tracking and entering SAEs in the database and for distribution to Actinium.

Expedited reports will be submitted to Regulatory Authorities by Aptiv Solutions; Aptiv Solutions will distribute copies of these reports to investigators.

Aptiv Solutions will provide a 24/7 fax line for receipt of SAE reports. Aptiv Solutions personnel will be available to further receive and process SAE reports according to Aptiv Solutions SOPs.

1.	Aptiv Solutions will provide written instructions to the clinical study sites regarding SAE reporting procedures.
2.	Serious adverse event reporting estimates are based on 10 total SAEs during the study.
3.	Aptiv Solutions assumes that, for each SAE, there will be an initial SAE report and one follow-up report.
4.	This budget does not include reconciliation of any separate Actinium SAE and clinical databases.

Medical Writing

Clinical Study Report

The Aptiv Solutions Medical Writer will be responsible for writing the study report based on an Aptiv Solutions report template and the statistical output. In addition, the Medical Writer can provide guidance with the protocol, ICF/IB, and statistical analysis plan as requested.

The Clinical Study Report will be written following ICH guidelines. Aptiv Solutions will prepare a Clinical/Statistical Report that consists of a summary of the clinical study with emphasis on clinical and statistical interpretations of the study. The report will describe the rationale of the study, the study plan and design and the statistical methodology. The report will be structured according to document specifications and the word processing format requested by Actinium. A QC review will be performed to check the accuracy of the number transfer from the analysis tables and figures to the report.

Preparation of the report also includes a Key Messages Meeting, which can be done via teleconference as needed. The purpose of this meeting is to discuss the results of the study in context of the objectives and endpoints stated in the protocol. This meeting also gives Actinium the opportunity to provide the "key messages" that should be developed in the report. Participants in the Key Messages Meeting include the Medical Writer and Actinium; the Medical Monitor/Advisor, and the PM. Other persons may participate as needed.

The report review process includes
1.	two rounds of Actinium review and the incorporation of comments.
2.	third version will be the final report delivered to Actinium.
3.	final deliverable: Aptiv Solutions will supply an electronic copy of the report text in Microsoft Word format that will include internal hyper linking to in-text tables.

Regulatory Affairs
The Regulatory Affairs Group will be responsible for writing, compiling and submitting clinical trial applications globally, in the countries where this project will be conducted. In addition, the Group will handle protocol amendments during the project and submission of annual safety reports, as needed.

Aptiv Solutions will collect and submit all appropriate country specific regulatory documents, as appropriate and in accordance with ICH/GCP guidelines, in each country involved and the local ethics submissions for each investigational site, e.g., FDA Form 1572, curriculum vitae, medical licenses, protocol signature, the initial financial disclosure statements, and laboratory normal ranges.

In the event any regulatory documents are deficient or missing, Aptiv Solutions will contact the site to secure the outstanding items and resolve issues. Aptiv Solutions will provide the necessary support to confirm acceptance of IRB/IEC approval for release of study drug.

Aptiv Solutions will forward all original regulatory documents to Actinium for filing, as requested. In addition, Aptiv Solutions will maintain complete and current in-house regulatory files during the course of the project. These documents will be stored in the Trial Master File.

Legal Affairs

Aptiv Solutions will prepare a site agreement template based on the final protocol and discussions with Actinium. Note: site agreements are solely the responsibility of Actinium. This template will be charged at a fix fee. Alternatively, Aptiv Solutions will review and adapt a template provided by Actinium. Once this is finalized, Aptiv Solutions will adapt according to the requests from the individual sites and will submit, coordinate, negotiate and finalize the contracts with the participating institutions and/or physicians. In case of any translation, Aptiv Solutions can also provide and coordinate such services.

In case Actinium requires Aptiv Solutions to execute the final and approved site agreements, Aptiv Solutions can only carry out such work in the capacity as agent for and in the name of Actinium, and therefore, Actinium retains overall responsibility to the sites, and for payment matters. Aptiv Solutions will also provide administration of payment of investigator grants, hospital fees, and pharmacy fees, where appropriate, assuming advance funding has been provided by Actinium. The timing of such payments will be designed to compensate timely site performance at a rate to be agreed.

Aptiv Solutions will maintain invoice tracking to allow Aptiv Solutions to provide Actinium with a budget reconciliation of grant payments on a monthly basis.

Data Management and Statistics

Data Management & Statistics Team Leader (DMS-TL)

The Lead Data Manager will be assigned as the DMS-TL, and will coordinate data-management and statistical activities. The DMS-TL will be responsible for:
●	Implementation and ongoing maintenance of the data management plan
●	Preparation and tracking of detailed timelines and deliverables
●	Assurance that milestones are fully understood and met by the team
●	Capacity planning and review of resource allocation
●	Maintenance of project working files
●	Implementation of all procedures and conducting the clinical program according to the agreed timelines, budget and in accordance with Good Clinical Practice and any applicable law

Clinical Data Managers

A designated Clinical Data Manager will be responsible for data processing specifications, including validation checks specifications, discrepancy review, query handling, QC plan and data handling manual. The following CRF and Query flow involving Monitors and Data Management will be implemented.

●	CRF pages are collected by the CRA (by module.)
●	CRF pages received in Data Management are logged in on the tracking database.

●	Copies of CRF pages are made (used as working copies by Data Managers.)
●	Validation checks run as overnight jobs and generate discrepancies.
●	Data discrepancies are reviewed by Data Managers. Relevant queries are generated as PDF files (Data Clarification Forms) and forwarded to the responsible monitor.
●	Resolves and signed Data Clarification Forms (DCFs) with signed resolved queries are sent by the monitor to Aptiv Solutions Data Management.
●	DCFs are tracked by data management in the tracking database and the ClintrialTM Database is updated accordingly.
●	Copies of DCFs are made and originals are filed and stored in fire-safe secure filing area with original CRFs.
●	All Data management status reports i.e. tracking, data entry, query management, will be updated and made available to the study team via H-System® Reports (Secure Internet.)

Clinical Database Programmers

1.	Programming

A Database Programmer and an independent database reviewer will develop and test the database. Highlights of the software development life cycle process include database development according to a validation protocol that documents the design requirements and specifications, database testing by programmers and end users using test CRF cases, and documented review and acceptance by end users. The database is considered validated when the expected results are the same as the actual results, and the end users verify that the database performs according to the requirements. The design procedures, testing results, and test CRF cases are filed in the Central Files.

2.	Maintenance

Database maintenance, including back-ups and off-site storage, will be provided throughout the study. All database modifications will be fully tested and documented in the same manner as above. Aptiv Solutions will run daily back-ups.

Statistician
A Lead/Senior Statistician will be assigned to this study and will be responsible for the implementation of the final statistical analysis plan (SAP) and production of all necessary statistical analyses including the statistical input for the study report. The SAP including tables and listing shells, will be produced by Aptiv Solutions and reviewed by Actinium. Before database closure a review meeting will be held to review all withdrawals, protocol deviations, and to define the populations to be analyzed. All tables and listings will be generated; Quality Control measures will be taken and reviewed according to Aptiv Solutions SOPs.

Statistical (SAS) Programmers
The Statistical SAS Programmers will be responsible for programming statistical tables, listings and graphs as described in the SAP. The project biostatistician will provide statistical programming specifications. The Statistical Programmers will be working under the responsibility of the Statistician and will program and validate all data tables and listings according to the SAP, using SAS 9.1. Data tables programming validations will be performed by double programming by an independent SAS programmer.

Study Communications
Please refer to the Budget for further assumptions regarding frequency, duration, and attendees of study communications.

Method of Communication	Key Participants	Frequency	Results
	Actinium Project Team	One - at Kickoff	Detailed agenda with minutes/action items completed post meeting. Meeting Goal:

Face-to-Face Meetings	Aptiv Solutions Project Team: Project Manager Clinical Project Coordinator Data Management Biostatistician Medical Monitor Clinical Safety Specialist Actinium Project Team	Monthly
Define roles, responsibilities of the project team; establish study timelines and milestone achievements; detail study contacts at Actinium and Aptiv Solutions; identify site start up process and drug release for initiation, review safety issues and study operations; clarify all functional teams deliverables Minutes of items discussed during monthly teleconferences, action items if necessary

Aptiv Solutions-Actinium Project Team Teleconferences	Aptiv Solutions Project Team: Project Manager Clinical Project Coordinator Data Management Clinical Safety Specialist

Aptiv Solutions Team Meetings*
Aptiv Solutions Project Team:
Project Manager Regional CRAs Clinical Project Coordinator Medical Writer Data Management Clinical Safety Specialist Clinical Project Coordinator Medical Writer Data Management Clinical Safety Specialist
		Monthly	Results of team meetings may contribute to agendas for monthly team teleconferences

*Attendees at internal team meetings will vary depending upon the stage of the study (example: The Aptiv Solutions Project Manager would attend all team meetings throughout entire project, CRAs would attend during site setup and while sites are active through site closeout, Medical Writer may only attend later meetings as preparations for CSR writing are underway, etc.)

General Budget Assumptions:

1.	This budget is based on Protocol dated August 28, 2008 and amended on April 15, 2009.
2.	All work will be performed on a unit.
3.
Cost estimates are based on rates for Year 2011. An annual rate increase may be applied each January, to coincide with the fiscal year of Aptiv Solutions (up to 5%). Notification of the anticipated rate increase will be sent 30 days in advance of applying the rate increase each fiscal year.

4.	Actual costs will be billed monthly at the annual rate that corresponds with the year in which the work is performed.
5.
The budget cost estimate has been developed assuming 100% of sites are located in the US; 0% are located in Western Europe; and 0% are located in Central Eastern Europe. The budget is subject to revision if the site allocation is different than what is currently assumed.

6.	Travel expenses for project-related activities, including site visits, are not included in the Aptiv Solutions service budget and will be billed to Actinium as direct pass-through costs.
7.	Efforts relating to publication or presentation of results are not included in this budget.
8.
All deliverables that require Actinium sign-off will require no more than two rounds of review/revisions and each round of review will require no more than 5 business days. Extension of Actinium review time resulting in unreasonable delays may result in budget modifications.

9.	The budget covers only the services specified in this proposal.
10.	Any changes that impact the project time frame or costs (out-of-scope-activities) will be addressed by means of a written Change Order, which must be signed by both parties.
11.
Costs associated with Actinium requests for Aptiv Solutions attendance at scientific meetings, conferences and/or special presentations, or FDA meetings are not included in this budget; these efforts would be billed additionally.

12.	Costs for services outsourced by Aptiv Solutions to other vendors are not included in the Aptiv Solutions service budget and will be billed to Actinium as direct pass-through costs.

Milestones		Total
N Subjects		74
N sites		6
N Countries	US only	1
N CRF Pages	Per subject	70
N Unique CRF Pages	Per subject	38
N Queries	Per 100 CRF Pages	10
N Statistical Tables	Unique/Non-Unique	30/0
N statistical Listings	Unique/Non-Unique	0 I 20/0
N Statistical Figures	Unique/Non-Unique	5/0
N CRAs		3
Start of Early Phase Activities	0	June 2011
	Set Up IRBs, Pre study & initiation
Start of activities	etc	June 2011
FPFV		TBD
LPFV		TBD
LPLV		TBD
LPLV		TBD
Database closure	standard 6 weeks after LPLV	TBD
Final Close Out Visits	4 wks after Database Closure	TBD
Final Tables, Listings, and
Figures	6 wks after Database Closure	TBD
	6 weeks after provision of final
End of Activities: Final Study	Sponsor-approved Tables,
Report Ready	Listings, and Figures	TBD
Clinical Phase duration (months)	Start of activities to Site Close Out	42
Biometrics Phase Duration	Start of DM to production of final
(months)	listings	40
	Start of activities to Final Study
Total Project duration (months)	Report	44

Appendix C: Budget for Services and Pass-Through Budget

SUMMARY OF APTIV SOLUTIONS COSTS	USD
133,493
CLINICAL CONDUCT SERVICE COSTS	683,983
PROJECT MANAGEMENT SERVICE COSTS	336,000
CLINICAL ADMINISTRATION SERVICE COSTS	258,396
DATA MANAGEMENT SERVICE COSTS	246,087
BIOSTATISTICS SERVICE COSTS	72,448
DATA MONITORING COMMITTEE	0
STUDY REPORT	36,782
OVERHEAD	70,688
TOTAL APTIV COSTS	1,837,876

STUDY PREPARATION SERVICE COSTS		Unit Type	# Units	Unit Price	USD
Project Plan	Project Plan Development and includes all sections (comm. Plan)	Per Plan	1	3,500	3,500
	Ongoing Maintenance of Project Plan:	Per Month	36	88	3,150
CRF - Assumed Review only	45 minutes per unique CRF page, 10 minutes per non-unique CRF page,2 DM reviews at 6 minutes per CRF page per review, 2 DM updates at 6 minutes per CRF page per review, 2 Statistician reviews at 6 minutes per CRF page per review, 1 hour Organisation Printing Subject Diary, 1 hour per page 2 rounds of PM/LCRA Clinical review.	Per Finalized CRF (Efforts based on Total/Unique Pages Assumed)	1	18,315	18,315

STUDY PREPARATION SERVICE COSTS		Unit Type	# Units	Unit Price	USD
Critical Document Collection (sites)	Critical Document Collection at Site Start up US	Per Site	6	1,519	9,114
Investigator Brochure	Assumes Review only by the Medical Writer (approx. 10 hours)	Per IB	1	1,720	1,720
Patient Informed Consent (Review Only)	ICF Template Review Only:	Per Template	1	1,720	1,720
	Review of Master version:	Per Review	1	688	688
US	Adapt for site requirements:	Per Site	6	172	1,032
	Review by Lead CRA of site versions:	Per Site	6	172	1,032
Other Documents Writing/Review/Tra nslation	Monitoring Plan Development (Review only):	Per Plan	1	1,720	1,720
	Monitoring Plan Maintenance:	Per Month	36	86	3,096
	Study Operations Manual Writing (Review only):	Per Manual	1	1,720	1,720
	Study Operations Manual	Per Month	36	86	3,096

STUDY PREPARATION SERVICE COSTS		Unit Type	# Units	Unit Price	USD
	Maintenance:
Regulatory Affairs	RA - Reg Consultancy	Per Month	43	153	6,558
	RA -IND & Amendments	Per IND	1	48,984	48,984

			0	N/A	0
IRB/IEC Submissions	US	Per Submission/Si to	6	1,376	8,256
U.S. Investigator Meeting	Assumed a one day IM	Per Meeting	1	N/A	0
EU Investigator Meeting (EEU Sites Attend)		Per Meeting	1	N/A	0
Project Specific Training	Project review (protocol, CRFs, etc) for study team	Per Study/Trainin g	1	19,792	19,792
Sub-total for study preparation					133,493

CLINICAL CONDUCT SERVICE COSTS		Unit Type	# Units	Unit Price	USD
Pre-study Visit	Assumes no visits needed
Initiation Visit	1 visit per site.
6 sites US	1 hrs per visit prep, 7 hrs per visit on site, 3 hrs per visit for report writing and follow up, 9 hrs per visit travel US.	Per Visit	6	2,700	16,200
Monitoring Visit	12 Visits per site.
6 sites US	1 hrs per visit prep, 8 hrs per visit on site, 3 hrs per visit for report writing and follow up, 9 hrs per visit travel US.	Per Visit	72	2,835	204,120
Closure Visit	1 visit per site.
6 sites US	1 hrs per visit prep, 8 hrs per visit on site, 4 hrs per visit for report writing and follow up, 9 hrs per visit travel US.	Per Visit	6	2,970	17,820
Site Contact / Management	Units per Site per Month:
6 sites US	43 months.	Per Site * Per Month	258	389	100,440
Clinical Safety Project Set-up	EmpiricaTrace Database request and set up (configuration - drug/reports), including QC/checking (including excel tracker). Safety Management Plan/Process Guideline development (including forms/completion guides) including one round of Actinium review (additional reviews fee-for-service).	Per Set-up	1	8,746	8,746
Clinical Safety Project Maintenance	Database Maintenance (updating, license, upgrades, internal QC/QA checks). Monthly report (including compliance report). Project safety maintenance (general filing, regulatory updating, etc.).	Per Month	42	1,190	49,980

CLINICAL CONDUCT SERVICE COSTS		Unit Type	# Units	Unit Price	USD
Case Management	Initial SAE processing: receipt, entry, coding, distribution, draft narrative creation, creation of CFF; follow-up SAE processing: receipt, entry, distribution and narrative revision. Medical review of SAEs by Safety Physician. SAE Follow-up management (2nd cycle ), assumes 1 additional cycle: Processing: Site queries, receipt, entry, (re-coding), narrative revisions, distribution. Medical review of SAEs by Safety Physician.	Per SAE	74	2,676	198,024
Expedited Activities - US	Analysis of similar events, Preparation of safety letters(MedWatch form/mail merge), Mailing and distribution to FDA, Mailing/distribution to sites.	Per Expedited	7	1,258	8,806
End of Study Activities - Case Closure	Review case for completeness and prepare for finalization. Complete, lock, close SAE case to further modification. SAE Reconciliation.	Per Case	74	339	25,049
End of Study - Archival	Packaging and shipping files to the Sponsor.	Per Study	1	1,480	1,480
Documentation Management:	TMF Startup
	TOC Document (SF/CF/ISF)	Per Study	1	350	350
	In-House Site File (IHSF) - Set Up electronic sites and Files/Folders including setup of the checklist	Per Site	6	158	945
	Investigator Site File (ISF)/Reg Binder - set-up folder/ship to site	Per Site	6	105	630
	Study File (SF) Set-Up /Folders/electronic file and checklists	Per Study	1	525	525

CLINICAL CONDUCT SERVICE COSTS		Unit Type	# Units	Unit Price	USD
	TMF (In-House Site File (ISF)) Maintenance
6 sites US, 42 months	Per Site * Per Month	Per Site * Per Monitoring Visit	72	313	22,536
	TMF (Study File) Maintenance
	Study File filing per month	Per Month	44	315	13,860
	Quality Control
	PM (periodic review of IHSF, CF, SF to ensure files are complete and request correction if necessary)	Per Month	44	175	7,700
	TMF Close Out
	Archive ISF reconciliation- transmittal completion	Per Study	6	697	4,182
	Study File	Per Study	1	2,590	2,590
Sub-total for clinical conduct					683,983

PROJECT MANAGEMENT SERVICE COSTS		Unit Type	# Units	Unit Price	USD
Project Management - US PM	40% FTE over set up phase	Per Month	3	11,200	33,600
Project Management - US PM	30% FTE during recruitment	Per Month	24	8,400	201,600
Project Management - US PM	20% FTE during treatment	Per Month	12	5,600	67,200
Project Management - US PM	30% FTE during close out for the US Project Manager.	Per Month	4	8,400	33,600

PROJECT MANAGEMENT ANAGEMENT SERVICE COSTS	Unit Type	# Units	Unit Price	USD
Sub-total for project management				336,000

CLINICAL ADMINISTRATION SERVICE COSTS		Unit Type	# Units	Unit Price	USD
CPC Activities - US CPC	20% FTE over set up phase	Per Month	3	3,360	10,080
CPC Activities - US CPC	15% FTE during recruitment	Per Month	24	2,520	60,480
CPC Activities - US CPC	7.5% FTE during treatment	Per Month	12	1,260	15,120
CPC Activities - US CPC	15% FTE during close out for the US CPC.	Per Month	4	2,520	10,080

Project Team Meeting	Assumes Monthly team meetings	Per Month	44	2,503	110,116
Actinium Meeting - Kickoff (Assumes 1 days in Duration)	Assumes one kick off meeting	Per Meeting	1	15,494	15,494
Actinium Meeting - Teleconferences	Assumes monthly calls	Per Teleconference	44	842	37,026
Sub-total for clinical administration					258,396

DATA MANAGEMENT SERVICE COSTS	Paper	Unit Type	# Units	Unit Price	USD
Biometrics Project Coordination	20 hours/month during DM startup and closeout.	Per Month	6	3,440	20,640

DATA MANAGEMENT SERVICE COSTS	Paper	Unit Type	# Units	Unit Price	USD
	4 hours/month during maintenance phase.	Per Month	35	688	24,080
Database Set up	4 hours per unique CRF page, 2 dictionaries set up, 3 hours per dictionary, 4 hours creation dummy patients, 38 hours testing, 1 day documentation, 4 hours Database set-up, 3 hours data transfer structure	Per Unique CRF Page	38	854	32,465
Database Maintenance	2 hours/month for maintenance and back up	Per Month	41	302	12,382
Data Handling Manual - Generation Maintenance & Filing	88 hours Data handling manual generation and maintenance.	Per Study	1	11,000	11,000
CRF Completion Guideline	30 min. per CRF page completion guidelines	Per CRF Page	70	63	4,375
Database Validation Checks Specification & Review	5 Checks per total CRF page, 15 Minutes per check specification and review; 2 reviews, 2 minutes per check per round of review, 4 updates, 4 hours per round of updates.	Per Validation Check	350	45	15,875
Data Validation Checks Programming & QC	5 Checks per total CRF page, 20 Minutes per check programming:, 12 Minutes per check testing, including dummy patient	Per Validation Check	350	75	26,417
Data Entry & CRF Tracking & Archiving (All CRF driven costs assume 15% of patients (-11) will	250 pages per day per person double data entry. Assumes 15% of patients (-11) will only complete 50% of the CRF pages; 40 min per	Per CRF Page	4795	6.21	29,760

DATA Paper MANAGEMENT SERVICE COSTS		Unit Type	# Units	Unit Price	USD
only complete 50% of the CRF pages	100 CRF pages - CRF Tracking; CRF Archiving 10 min per 100 CRF pages;
Interim QC	2 interim QC day 2 days	Per QC	1	2,560	2,560
Final QC	3 final QC day 3 days.	Per QC	1	5,760	5,760
Data Import/Export	4 hours per data transfer, 3 transfers	Per Transfer	3	604	1,812
Patient Profile Programming - General Listings & Report	4 days Patient Profile Programming	Per Listing	8	624	4,992
Discrepancy Review and Data Consistency Review	1 discrepancy per CRF page, 1.5min. per discrepancy. 0.5 min. per page Data consistency review.	Per CRF Page	4795	4.43	21,250
Query Management	10 Queries per 100 CRF pages, 12 min. per query.	Per Query	479.5	25.03	12,000
Lab Normal Management Per Site	8 hours per site, Lab normal Management.	Per Site	6	1,000	6,000
SAE Reconciliation	74 SAEs in total, 30 min per SAE reconciliation by DM.	Per SAE	74	63	4,625
Database Lock	18 hours for Database lock	Per DB Lock	1	2,250	2,250
Conmed Coding & Review	5 concomitant Medications per patient, 4 min. per term.	Per Coded Term	370	6.00	2,220
AE Coding & Review	5 adverse events per patient, 5 min. per term.	Per Coded Term	370	7.60	2,812
SAE Coding & Review	1 SAE's per patient, 5 min. per term.	Per Coded Term	74	8.00	592
Medical Condition Coding & Review	5 medical conditions per patient, 4 min. per term.	Per Coded Term	370	6.00	2,220

DATA MANAGEMENT SERVICE COSTS	Paper	Unit Type	# Units	Unit Price	USD
Sub-total for data management					246,087

BIOSTATISTICS SERVICE COSTS		Unit Type	# Units	Unit Price	USD
Statistical Analysis Plan Writing & Review	60 hours Statistician.	Per Plan	1	13,800	13,800
Unique Tables	30 tables, 6 hours per table.	Per Unique Table	30	936	28,080
Unique Listings	20 listings, 3 hours per listing.	Per Unique Listing	20	468	9,360
Unique Figures	5 Figures, 3.5 hours per Figure.	Per Unique Figure	5	562	2,808
Final Analysis	60 hours final analysis.	Per Final Analysis	1	13,800	13,800
Stat.Report Writing & Review	20 hours	Per Report	1	4,600	4,600
Sub-total for biostatistics					72,448

STUDY REPORT		Unit Type	# Units	Unit Price	USD
Clinical Study Report	Write & QC Shell report, Incorporation of Sponsor comments and QC, Key Messages Report Meeting (preparation and attendance), Write fully integrated clinical trial report (assuming all tables, listings, patient narratives are provided by Clinical Safety) including all appendices, Medical Review, Quality control check of report (full check back to the raw data), Incorporation of Sponsor comments and QC, Collation of Electronic Appendices	Per Study Report	1	36,782	36,782
Sub-total for Study report					36,782

OVERHEAD	USD
Overhead 4% of Labor	70,688
Sub-total for Overhead	70,688
TOTAL
APTIV
COSTS	1,837,876

ESTIMATED PASSTHROUGH COSTS		USD
Qualification Visit Travel Expenses	Sites have been previously qualified	N/A
Initiation Visit Travel Expenses	6 Initiation Visits @ Est. 600/visit	3,600
Interim Monitoring Visit Travel Expenses	72 Interim Monitoring Visits @ Est. 600/visit	43,200
Closeout Visit Travel Expenses	6 Closeout Visits @ Est. 600/visit	3,600
IRB/IEC Fees	Estimated 3,000 per site	18,000
Regulatory Fees (HA Submissions)	Estimated 4,000 per country	4,000
Investigator Fees	Actinium will perform contracting and payment tasks for this project.	N/A
TOTAL ESTIMATED PASS- THROUGH COSTS		72,400

Appendix D: Payment Schedule

Initial Payment: USD$230,000, which is 12.5% of the Total Aptiv Solutions Services fees is due upon execution of this Project Agreement. Of this amount, Actinium Pharmaceuticals has already paid to Aptiv Solutions the amount of US$150,000 prior to execution of this Project Agreement which shall be credited against the Initial Payment referenced above. Upon execution of this Agreement and receipt of an appropriate invoice, Actinium Pharmaceuticals will pay Aptiv Solutions USD$80,000, being the difference between the total Initial Payment and the credited amount. The total Initial Payment of USD$230,000 will be credited against the final Project invoices.

In addition, 12.5% of the Pass Through Budget ($9,050) is due upon execution of this Project Agreement. This amount will be credited against the final invoices for Pass Through Costs.

Thereafter, invoices will be sent monthly for all work performed for the previous month on a unit basis in accordance with the annual rate that corresponds with the year in which the work is performed.